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                                                              Exhibit (a)(1)(vi)


              FORM OF ACKNOWLEDGEMENT OF RECEIPT OF ELECTION FORM

E-mail

To:    Leap Employees
From:  optionexchange@leapwireless.com

This e-mail confirms our receipt of your Form of Election Concerning Exchange of Options, which sets forth your election to exchange one or more of your outstanding options for cancellation and regrant in the Leap option exchange and supplemental option grant program. This e-mail does not serve as a formal acceptance by Leap of the options designated on your Election Form for cancellation and regrant, per the terms of the Offer to Exchange previously distributed to you and filed with the SEC. A formal notice of the acceptance/rejection of your options will be sent to you promptly after the expiration of the Offer to Exchange, which is currently scheduled to occur at 9:00 p.m. PST on Tuesday, December 18, 2001. Your election to exchange your options may be withdrawn at any time prior to the expiration of the Offer to Exchange. Withdrawals must be submitted to the Stock Administration Department pursuant to the procedures set forth in the Offer to Exchange. Please do not respond to this e-mail. You may e-mail questions about the Offer to Exchange to optionexchange@leapwireless.com.